Exhibit 99.1

Company Contact:
Beth Pilch
512-340-1364
Bpilch@borland.com

Borland Reports Preliminary Fourth Quarter 2008 Financial Results;

Announces Executive Changes and Organizational Reduction In Force

Erik Prusch Appointed Acting President and CEO;

Chairman John Olsen Assumes Additional Oversight Duties

Tod Nielsen Steps-Down as CEO, Remains Board Director

AUSTIN, Texas, — Jan 6, 2009 — Borland Software Corporation (NASDAQ: BORL), the global leader in Open Application Lifecycle Management (ALM), today announced preliminary financial results for the fourth quarter ended December 31, 2008, the resignation of Tod Nielsen as CEO, and a series of executive and organizational changes meant to put Borland in the best position possible to continue executing on its Open ALM vision while managing through the current period of global economic uncertainty.

For the fourth quarter of 2008, Borland is expecting to report total revenue in the range of $38.5 million to $40 million. Borland expects to report continued progress in controlling costs, but also anticipates a goodwill impairment charge for the fourth quarter of 2008.

Commenting on the announcements, Borland’s Acting President and CEO, Erik Prusch said “Over the past two years, I’ve seen Borland make enormous strides both in terms of operational improvements and delivering on its Open ALM vision. We have the products, talent and financial footing to withstand near term economic uncertainties and continue the strategy we’ve outlined to investors. I’m excited to lead Borland through its transformation to an innovative leader in the ALM market, committed to delivering the highest quality products and services to our customers.”

Chairman John Olsen commented “The appointment of Erik to Acting President and CEO is consistent with the Board’s on-going succession planning process. The Board of Directors and I continue to believe Borland is positioned for long term success. I look forward to working closely with Erik and the great team at Borland as I assume my additional oversight duties. I would also like to thank Tod Nielsen for his 3 years of service and for continuing to serve on the Board of Directors.”

Reduction In Force for Efficiency and Unified Enterprise Go To Market Strategy
Borland will reduce its workforce by approximately 130 employees, or approximately 15 percent of its regular full-time staff. The majority of Borland’s planned workforce reductions are part of a plan to recalibrate its go to market strategy under Rich Novak, Borland’s recently appointed SVP of worldwide field operations. The new structure unifies sales and marketing, creates an enterprise solutions team focused on selling the newly delivered Borland Management Solutions, and provides for growing a global inside sales team.

Borland also announced that Section 16 officer Peter Morowski, SVP of research and development, will be leaving the company to pursue other opportunities.

Borland expects to complete a majority of the workforce reductions by the end of the first quarter, 2009, with annualized savings of $12 to $14 million. Management expects costs of approximately $2.5 to $3.5 million associated with the reduction in force and is in the process of determining the periods in which the costs will be recorded.

Background on Erik Prusch and John Olsen
Erik Prusch joined Borland Software Corporation in November 2006 as Chief Financial Officer, taking responsiblity for all financial operations. He brings to Borland over 20 years of operational management experience having held executive positions at such leading companies as Intuit, Gateway, PepsiCo, Identix Incorporated (later L-1 Identity Solutions) and Koch Industries. Mr. Prusch holds an MBA in Finance from the Stern School of Business at New York University. He also holds a BA in Economics from Yale University.

John F. Olsen joined the Borland Board of Directors in February 2005 and was appointed Chairman on August 1, 2006. Mr. Olsen is a seasoned director and executive with more than 30 years experience in enterprise software and management consulting. Mr. Olsen was President and Chief Operating Officer of Business Objects, a provider of business intelligence solutions, from 2001 to 2004.

Conference Call
Borland management expects to conduct an earnings call to review 2008 performance and financials in late February 2009.

About Borland
Founded in 1983, Borland (NASDAQ:BORL) is the leading vendor of Open Application Lifecycle Management (ALM) solutions — open to customers’ processes, tools and platforms — providing the flexibility to manage, measure and improve the software delivery process. To learn more about maximizing the business value of software, visit http://www.borland.com.

Borland and all other Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation or its subsidiaries in the United States and other countries. All other marks are the property of their respective owners.

Forward-Looking Statements
Statements made in this release that are not historical facts are “forward-looking statements” and accordingly involve risk and uncertainties that could cause actual results to differ materially from those described in this release. Forward-looking statements include, for example, all statements relating to projected financial performance (including statements involving projection of revenue, income including income (loss), earnings including earnings (loss) per share, capital expenditures, dividends, capital structure, or other financial items), the plans and objectives of management for future operations, products or services; and future performance in economic terms, products or services or other any other measures.

The potential risks and uncertainties that could cause results to differ materially include, among others, our ability to predict revenue and control expenses, and our ability to grow our ALM business or achieve profitability as planned. These and other risks are detailed in Borland’s periodic reports filed with the Securities and Exchange Commission, including, its latest Annual Report on Form 10-K, and its latest quarterly report on Form 10-Q, copies of which may be obtained from www.sec.gov. Borland does not intend to update this information to reflect future events or circumstances unless required by law.

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